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                                                                      EXHIBIT 29

             (LETTERHEAD OF AMERICAN BANKERS INSURANCE GROUP, INC.)

FOR IMMEDIATE RELEASE

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                 SUBMITS LETTER TO FLORIDA INSURANCE DEPARTMENT
                       IN CONNECTION WITH CENDANT'S OFFER

     Miami, Florida, February 24, 1998. American Bankers Insurance Group, Inc. announced today that it had submitted to Commissioner William Nelson of the Florida Insurance Department a letter which raises questions and solicits information from Cendant in connection with Cendant's application before the Department to acquire control of the Company's Florida insurance subsidiaries. Copies of the letter were also sent to the Insurance Departments of the states of Arizona, Georgia, New York, South Carolina and Texas.

     American Bankers Insurance Group, Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, the Caribbean, Latin America and the United Kingdom.

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